EXHIBIT 11

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                                    AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                               SCHEDULE SETTING FORTH THE COMPUTATION OF EARNINGS PER SHARE
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                                                  12/31/95                 12/31/94                 12/31/93
                                          -----------------------  -----------------------  -----------------------

Weighted average number of shares
 outstanding:
  4% Preferred.........................          203,913                 210,611                  223,997
  6-1/2% Preferred.....................        1,094,202               1,143,961                1,365,155
  Class A..............................       20,677,352              20,041,094               15,501,489
  Common...............................        3,000,000               3,000,000                3,000,000
                                              ==========              ==========               ==========


Weighted average number of shares
 outstanding assuming conversion of
  preferred stock into Class A shares:
  Class A..............................       24,980,000    89.28%    24,526,000     89.10%    20,717,000    87.35%
  Common...............................        3,000,000    10.72      3,000,000     10.90      3,000,000    12.65
                                              ----------   ------     ----------    ------     ----------   ------
                                              27,980,000   100.00%    27,526,000    100.00%    23,717,000   100.00%
                                              ==========   ======     ==========    ======     ==========   ======


Income before cumulative effect of
 change in accounting principle........      $ 2,166,000             $ 7,334,000              $ 5,208,000
Cumulative effect on prior years of
 change in accounting principle........             -                       -                  (4,982,000)
                                             -----------             -----------              -----------
 Net income............................      $ 2,166,000             $ 7,334,000              $   226,000
                                             ===========             ===========              ===========


Allocation of net income on the basis
 of the respective dividend rights of
 the above classes of stock, pro-rata:
  Class A..............................      $ 1,934,000    89.28%   $ 6,535,000     89.10%   $   197,000    87.35%
  Common...............................          232,000    10.72        799,000     10.90         29,000    12.65
                                             $ 2,166,000   100.00%   $ 7,334,000    100.00%   $   226,000   100.00%


Earnings per Class A share:
 Income before cumulative effect of
  change in accounting principle.......            $.08                    $.27                     $.22
 Cumulative effect on prior years of
  change in accounting principle.......               -                       -                     (.21)
                                                   ----                    ----                     ----
Earnings per Class A share............             $.08                    $.27                     $.01
                                                   ====                    ====                     ====


                                                           E-29

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